Exhibit 99.1

Press Release

Contact: H. Andrew Cantor, IR

Phone: 720.283.6083

UDR ANNOUNCES THIRD QUARTER 2009 RESULTS
~ Maintains Occupancy at Greater than 95 Percent and Operating Margin at 67 Percent ~
~ Enhances Technology Platform ~

DENVER, CO (October 19, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its third quarter 2009 results.

The Company generated Funds from Operations (FFO) of $29.8 million, or $0.19 per diluted share, for the quarter ended September 30, 2009, versus $49.6 million, or $0.33 per diluted share, in the third quarter of 2008. The third quarter 2009 results reflect (1) a non-cash equity loss of $0.10 per share on a diluted basis related to the Company’s investment in two of its single-asset unconsolidated joint ventures, and (2) a $0.02 per share charge associated with the premium on a tender offer for $37.5 million of the Company’s bonds maturing in 2024 with a coupon of 8.5 percent. The 2009 results exclude the negative $0.01 per share effect of the implementation of FASB ASC Subtopic 470-201. Excluding the one-time charge for the premium on the bond tender, the equity loss on the Bellevue assets and the impact of ASC Subtopic 470-20, FFO-Core per diluted share would have been $0.31 versus FFO-Core of $0.30 per diluted share in the prior year period.

For the nine months ended September 30, 2009, UDR generated FFO of $0.90 per diluted share as compared to $1.02 for the comparable period a year ago, exclusive of the impact of ASC Subtopic 470-20. Including the impact of ASC Subtopic 470-20, FFO per share would have been $0.86 per diluted share for the nine months ended September 30, 2009 and $0.99 per diluted share a year ago. Excluding the one-time charge for the premium on the bond tender and gains on debt repurchases and the non-cash equity loss, FFO-Core per diluted share for the nine months ended September 30, 2009 would have been $0.94 excluding the impact of ASC Subtopic 470-20 and $0.93 per diluted share a year ago.

A reconciliation of FFO follows below:

	Q3 2009	Q3 2008	YTD 2009	YTD 2008
FFO-Core	$0.31	$0.30	$0.94	$0.93
Equity Loss on Uncolsolidated JV	(0.10)	—	(0.10)	—
Debt Gains	—	0.02	0.08	0.06
Debt Tender Offer	(0.02)		(0.02)	—
Asset Sales	—	—	—	(0.01)
Tax Benefits	—	0.01	—	0.04

FFO-Reported	$0.19	$0.33	$0.90	$1.02

ASC Subtopic 470-20 (Additional expense plus write-offs from repurchases)	(0.01)	(0.01)	(0.04)	(0.03)

FFO — adjusted for ASC Subtopic 470-20	$0.18	$0.32	$0.86	$0.99

A reconciliation of FFO to GAAP Net Income can be found on page 8 of the Company’s earnings release.

In the third quarter of 2009, the Company recognized a non-cash equity loss of $16.0 million or $0.10 per diluted share, representing a decline in fair market value below the carrying value of the Company’s investment in two of its single-asset unconsolidated joint venture properties.

Tom Toomey, UDR’s President and CEO stated, “While it was a prudent decision to write down our investment in these joint ventures, it should not overshadow the solid performance of our portfolio. This includes the stability of our occupancy, decline in expenses and year-over-year maintenance of operating margin. We will continue to operate our communities defensively, with occupancies in the 95 percent range and a focus on tight cost controls, while also developing industry-leading technology innovations in an effort to expand our margin as market conditions improve.”

Mr. Toomey continued, “We are energized by the capital markets’ willingness to provide UDR with numerous attractive sources of capital. We improved the term and cost of our debt and implemented an opportunistic equity offering program. Additionally, we are diligently looking for opportunities to deploy capital and expand our footprint with our joint venture partner, Kuwait Finance House. I am confident that UDR is well-positioned to not only weather the remainder of this downturn but to capitalize on improving conditions. We look forward to taking advantage of the most attractive supply/demand dynamic our industry has seen over the last thirty years.”

[1]	Formerly Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

Operations

The Company experienced a same-store net operating income (NOI) decline of 3.7 percent for the third quarter 2009. Same-store physical occupancy increased 60 basis points to 95.6 percent year-over-year. Same-store revenue declined by 3.0 percent on a challenging revenue comparable of positive 3.4 percent in the prior year. Same-store expenses were down 1.6 percent due to tight expense controls, allowing UDR to maintain a 67 percent operating margin substantially in line with the third quarter of 2008. Sequentially, revenues declined 1.5 percent, same-store expenses increased by 3.6 percent and net operating income declined 3.9 percent.

Summary Same-Store Results Third Quarter 2009 versus Third Quarter 2008

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-4.4%	-2.9%	-5.0%	48.0%	95.4%	13,692
Mid-Atlantic	-0.1%	-0.7%	0.2%	27.5%	96.5%	9,257
Southeastern	-3.3%	0.2%	-5.5%	21.0%	95.1%	10,693
Southwestern	-4.8%	-6.0%	-4.1%	3.5%	95.3%	1,469

Total	-3.0%	-1.6%	-3.7%	100.0%	95.6%	35,111

[1] [2]	Based on QTD 2009 NOI Average same-store occupancy for the quarter

[3] During the third quarter, 35,111 apartment homes, or approximately 78 percent of 45,249 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Technology Platform

The Company continues to make progress on automating its business as a way to drive operating efficiencies and to better meet the changing needs of our residents. In the third quarter, 64 percent of move-ins were originated through an internet source versus 53 percent in third quarter 2008. Since its launch in January 2009, 80 percent of UDR’s residents are utilizing the resident internet portal, and resident electronic payments have increased to 52 percent from 38 percent at the end of June. These incremental improvements in adopting the web as a way to conduct business with the Company have resulted in: 1) higher resident satisfaction, 2) a 7 percent decline in same-store marketing and advertising costs and, 3) improved cash management, reduced collection costs and a reduction in labor-hours associated with the rent collection process.

Portfolio Investment Activities

UDR has six active development projects and two active redevelopment projects underway, comprising 2,666 homes, at a total cost of $405 million. Management anticipates delivery of the majority of the apartment homes in 2010, which should align with improving market conditions. During the quarter, the Company purchased a recently completed 289 home community in Dallas via our last pre-sale agreement for $28.3 million and the property is currently 97 percent leased.

UDR does not intend to start additional development projects in 2009 and did not complete any dispositions during the quarter.

Capital Markets Activity

During the third quarter of 2009, the Company completed a number of activities geared toward managing the term and cost structure of its debt. As previously announced, UDR closed on a $200 million, 10-year, secured credit facility with Fannie Mae at a blended interest rate of 5.28 percent, the proceeds of the second draw will be used to prepay substantially all of its 2010 secured debt. Additionally, the Company completed a $37.5 million tender offer of its 2024, 8.5 percent coupon bonds and anticipates that the retirement of this debt will result in a savings of $15 to $17 million in future interest payments. The bonds were retired at a 10 percent premium to face value and resulted in a $3.8 million one-time charge to FFO.

In August, the Company announced the closing of a $450 million joint venture with Kuwait Finance House. The joint venture will have a minimum of 60 percent leverage with an equity contribution from UDR of $54 million when fully invested. The joint venture will invest in high barrier to entry markets and may provide a way for UDR to expand its geographic footprint. In addition, involvement in the joint venture does not preclude UDR from pursuing other acquisition opportunities.

In September, UDR initiated an “At the Market” equity offering program whereby it can sell up to 15 million shares. The program is intended to allow the Company to opportunistically issue equity based on current market conditions. During the quarter, UDR sold approximately 2.3 million shares under the program at a weighted average price of $14.89.

Balance Sheet

At September 30, 2009, UDR had capacity of more than $1 billion in a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. Additional capacity, if needed, could be raised via its $3.2 billion unencumbered asset base (on a historical non-depreciated cost basis).

UDR’s total indebtedness at September 30, 2009 was $3.3 billion. The Company ended the third quarter with 83 percent fixed-rate debt, a total blended interest rate of 4.5 percent and a weighted average maturity of 5.8 years. UDR’s fixed charge coverage ratio improved to 2.1 times as compared to 1.9 times at the end of the third quarter 2008 when adjusted for non-recurring items.

2009 Guidance

The Company is updating its previously announced 2009 guidance. UDR’s financial results for 2009 have been affected by ongoing uncertainty related to global economic trends and events, credit market volatility, projected job losses in key markets, financing activities, the equity loss on two of its Bellevue, Washington JV investments and other factors. All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

	Low	High
Original Guidance Range — February 2009	$1.23	$1.35
Equity Loss on Unconsolidated JV	(0.10)	(0.10)
Update of Underlying Assumptions	0.01	(0.05)
Revised Guidance Range	$1.14	$1.20

The table above excludes the impact of ASC Subtopic 470-20.

Supplemental Information

The Company offers Supplemental Financial Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at: www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call on Monday, October 19th at 5:00 p.m. EST, to discuss third quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the teleconference dial 877-941-6010 for domestic and 480-629-9772 for international and provide the following conference ID number: 4141754.

A replay of the conference call will be available through November 9, 2009, by dialing

800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4141754 when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at the UDR web site, www.udr.com.

Mail — For those without Internet access, the third quarter 2009 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6120.

Forward Looking Statements

Certain statements made in this presentation may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements.  These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2009, UDR owned 45,249 apartment homes and had 1,657 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2009	2008	2009	2008
Rental income	$150,311	$147,414	$452,769	$413,955
Rental expenses:
Real estate taxes and insurance	18,908	19,101	57,771	47,775
Personnel	13,049	12,675	38,464	36,523
Utilities	8,207	8,113	23,924	22,017
Repair and maintenance	8,315	8,318	23,423	22,544
Administrative and marketing	3,636	3,635	10,553	10,784
Property management	4,134	4,054	12,452	11,384
Other operating expenses	1,172	1,153	4,437	3,183
	57,421	57,049	171,024	154,210
Non-property income:
Loss from unconsolidated entities (1)	(16,742)	(1,897)	(18,187)	(3,286)
Tax benefit/(expense) for taxable REIT subsidiary	(14)	829	(65)	5,743
Interest and other income	1,627	9,969	10,609	21,286

	(15,129)	8,901	(7,643)	23,743
Other expenses:
Real estate depreciation and amortization	69,695	65,551	207,747	180,493
Interest	33,909	39,860	105,794	118,381
Net gain on debt extinguishment (2)	—	(2,523)	(9,849)	(8,595)
Amortization of convertible debt premium	967	1,670	3,316	5,010
Expenses related to tender offer	3,764	—	3,764	—

Total interest	38,640	39,007	103,025	114,796
Hurricane related expenses	—	833	127	833
General and administrative	8,924	9,835	27,797	29,535
Other depreciation and amortization	858	1,140	3,730	3,013
	118,117	116,366	342,426	328,670
Loss from continuing operations	(40,356)	(17,100)	(68,324)	(45,182)
Income from discontinued operations	601	6,736	2,486	806,908

Consolidated net (loss)/income	(39,755)	(10,364)	(65,838)	761,726
Net loss/(income) attributable to non-controlling interests	1,779	450	3,175	(48,598)

Net (loss)/income attributable to UDR, Inc.	(37,976)	(9,914)	(62,663)	713,128
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(2,793)	(2,793)
Distributions to preferred stockholders — Series G	(1,869)	(1,989)	(5,607)	(6,545)
Discount on preferred stock repurchases, net	—	3,056	—	3,056
Net (loss)/income available to common stockholders	$(40,776)	$(9,778)	$(71,063)	$706,846

Earnings per weighted average common share — basic and diluted: (3)
Loss from continuing operations available to common stockholders	($0.27)	($0.12)	($0.50)	($0.71)
Income from discontinued operations	$0.00	$0.05	$0.02	$5.79
Net (loss)/income available to common stockholders	($0.27)	($0.07)	($0.48)	$5.08
Common distributions declared per share (2)	$0.180	$0.305	$0.665	$0.915
Weighted average number of common shares outstanding — basic (2)	150,000	137,329	149,048	139,266
Weighted average number of common shares outstanding — diluted (2)	150,000	137,329	149,048	139,266

(1) Includes $16,000 equity loss on Bellevue Plaza and Ashwood Commons joint ventures for the three and nine months ended September 30, 2009.
(2) Includes $0 and $3,365 write-off of convertible debt premium for the three and nine months ended September 30, 2009.
(3) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2009	2008	2009	2008
Net (loss)/income attributable to UDR, Inc.	$(37,976)	$(9,914)	$(62,663)	$713,128
Distributions to preferred stockholders	(2,800)	(2,920)	(8,400)	(9,338)
Real estate depreciation and amortization, including discontinued operations	69,695	65,551	207,747	180,493
Non-controlling interest	(1,779)	(450)	(3,175)	48,598
Real estate depreciation and amortization on unconsolidated joint ventures	1,276	1,302	3,584	3,364
Net gains on the sale of depreciable property in discontinued operations, excluding RE3	(555)	(6,566)	(2,440)	(787,555)
Funds from operations (“FFO”) — basic	$27,861	$47,003	$134,653	$148,690

Distribution to preferred stockholders — Series E (Convertible)	931	931	2,793	2,793
Funds from operations — diluted	$28,792	$47,934	$137,446	$151,483

FFO per common share — basic	$0.18	$0.32	$0.86	$1.00

FFO per common share — diluted	$0.18	$0.32	$0.86	$0.99

Write-off of convertible debt premium for repurchases (1)	—	—	3,365	—
Amortization of convertible debt premium (1)	967	1,670	3,316	5,010
Funds from operations as adjusted — diluted	$29,759	$49,604	$144,127	$156,493

FFO as adjusted per common share — diluted	$0.19	$0.33	$0.90	$1.02

Weighted average number of common shares and OP Units outstanding — basic (2)	156,317	146,899	156,001	148,899
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted (2)	160,197	151,185	159,357	153,160

(1) FASB ASC Subtopic 470-20, formerly Staff Position APB 14-1, requires companies to expense, on a current and retroactive basis, certain implied costs of the option value related to convertible debt and is effective for fiscal years beginning on or after December 15, 2008. The adoption results in the recognition of non-cash charges.
(2) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	September 30,	December 31,
In thousands, except share and per share amounts	2009	2008
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$5,835,852	$5,644,930
Less: accumulated depreciation	(1,284,227)	(1,078,637)

	4,551,625	4,566,293
Real estate under development
(net of accumulated depreciation of $482 and $52)	232,957	186,771

Total real estate owned, net of accumulated depreciation	4,784,582	4,753,064
Cash and cash equivalents	24,954	12,740
Marketable securities	37,020	-
Restricted cash	8,280	7,726
Deferred financing costs, net	26,002	29,168
Notes receivable	7,300	207,450
Investment in unconsolidated joint ventures	53,598	47,048
Other assets	68,521	85,842
Other assets — real estate held for disposition	-	767

Total assets	$5,010,257	$5,143,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,863,127	$1,462,471
Unsecured debt	1,411,919	1,798,662
Real estate taxes payable	32,500	14,035
Accrued interest payable	19,108	20,744
Security deposits and prepaid rent	30,771	28,829
Distributions payable	30,810	57,144
Deferred gains on the sale of depreciable property	28,831	28,845
Accounts payable, accrued expenses, and other liabilities	56,560	71,395
Other liabilities — real estate held for disposition	-	1,204
Total liabilities	3,473,626	3,483,329
Redeemable non-controlling interests in operating partnership	99,137	108,092
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2008)	46,571	46,571
4,430,700 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (4,430,700 shares at December 31, 2008)	110,768	110,768
Common stock, $0.01 par value; 250,000,000 shares authorized
152,846,734 shares issued and outstanding (148,781,115 shares at December 31, 2008)	1,528	1,488
Additional paid-in capital	1,906,300	1,850,871
Distributions in excess of net income	(628,445)	(448,737)
Accumulated other comprehensive loss, net	(2,714)	(11,927)

Total UDR, Inc. stockholders’ equity	1,434,008	1,549,034
Non-controlling interest	3,486	3,350
Total equity	1,437,494	1,552,384
Total liabilities and stockholders’ equity	$5,010,257	$5,143,805